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        Wuhan Dong Feng Paper Company Limited Sino-Foreign Joint Venture
               Sino-Foreign Investment Important Meeting's Issues

Time:    April 19th, 1999 afternoon
Venue:   Wuhan City Tian An Holiday Inn Hotel
Present: Wuhan Dong Feng Paper Mill Company's (Chinese party) Secretary and Head of Paper Mill,
Wuhan Dong Feng Paper Company Limited's Vice-President Tang Si Hung,
Orient Packaging Holdings Limited's Director Danny Wu,
Orient Packaging Holdings Limited's Director Lawrence Hon,
Orient Packaging Limited's (Foreign party) Operation Director and Wuhan Dong Feng Paper Company Limited's Director Albert Cheng,
Wuhan Dong Feng Paper Company Limited's Senior Manager Tong Yi Seng

1. The Foreign party informed the Chinese party that the restructuring of share rights and the transfer of management controlling rights were basically completed. The Chinese party showed their acceptance and will continue to support the Joint Venture. The Foreign party was appreciated and thankful for their support.

2. Both parties cooperatively formed the Wuhan Dong Feng Paper Company Limited Joint Venture in 1997. Since then, both parties have been working together to create a suitable and profitable environment for the Joint Venture. Both parties hope the Joint Venture can continue to be successful which will offer the society and investors benefits.

      The Joint Venture is still at its sprout period. After the influence of two years of poor market conditions, the Wuhan City flooding in 1998 and other reasons, the operation and business plans of the Joint Venture cannot be smoothly carried out and executed.

      However, both parties are willing to work together to overcome the obstacles and move forward.

3. Both parties agreed on the suggestion to improve the plant operation which Wuhan Dong Feng Paper Company Limited's Senior Manager Tong Yi Seng proposed. The proposal "Creating better conditions and promoting growth" of January 22, 1999 suggested some ways to cut cost and improve the operation.

4. Both parties exchanged different opinions and ideas regarding the unreasonable operation cost and expense, receivable accounts and capital injection issues. The following resolution are made:

     a. The Chinese party agreed to bear part of the 1998 production cost and operating expenses. The Chinese party further agreed to adjust and settle part of the receivables for the Joint Venture. These adjustments will be made on the 1998 year end financial statements.

     b. The Chinese party agreed to adjust and paid for those unreasonable cost which are prolonged to 1999.

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     c.   Based on the Chinese party willingness to settle and paid for all the related cost and expenses mentioned, the Foreign party agreed to inject capital to the Joint Venture according to the production and operation need and the injection plan to ensure the Joint Venture will develop smoothly.

5. Both parties agreed to hold regular meeting to discuss future development plans for the Joint Venture to ensure future success of the Joint Venture.